Exhibit 99.1

Press Contact: Jordan Hassin Iridium Communications Inc. Jordan.Hassin@Iridium.com +1 (703) 287-7421 Twitter: @Iridiumcomm	Investor Contact: Kenneth Levy Iridium Communications Inc. Ken.Levy@Iridium.com +1 (703) 287-7570

Iridium Awarded 7-Year, $738.5 Million Contract by the U.S. Department of Defense

MCLEAN, VA. – September 16, 2019 – Iridium Communications Inc. (NASDAQ: IRDM) today announced that it has been awarded a $738.5 million, seven-year, fixed-price contract with the United States Department of Defense through the U.S. Air Force Space Command (AFSpC) to provide unlimited satellite services from its unique Low Earth Orbit (LEO) constellation. Through what is known as the AFSpC’s Enhanced Mobile Satellite Services (EMSS) program, Iridium will continue to deliver access to global secure and unsecure voice, broadcast, netted or Distributed Tactical Communications System (DTCS) and select other services for an unlimited number of DoD and associated DoD-approved subscribers. With an unprecedented seven-year term, this contract serves as a testament to the ongoing value Iridium provides in support of the DoD’s vision for an integrated satellite communications (SATCOM) enterprise and in recognition of the significant investments the company has made into its network over the past several years.

Under the current fixed-price contract, the EMSS program has continuously increased its adoption and utilization of Iridium® services at a significant rate, while the capabilities delivered have also evolved over time from simple telephone voice and data to broadcast, multicast and other Internet of Things (IoT) services. Over the course of the previous contract period, DoD subscribers grew from approximately 51,000 to more than 125,000, a 145 percent increase. This growth in adoption has also resulted in increased collaboration between the government and Iridium’s ecosystem of partners, bringing their expertise to further enhance the capabilities of the DoD’s SATCOM portfolio.

“Iridium’s EMSS contract serves as a model for how commercial operators can cost-effectively and efficiently deliver critical satellite managed services to the warfighter” said Scott Scheimreif, Executive Vice President of Government Programs, Iridium. “Iridium offers the DoD unrivaled access to its unique, operational, low-earth orbiting network of 66 cross-linked satellites. When you combine our unique network, our ecosystem of dedicated partners and an innovative, fixed-price, seven-year contract, you create an optimal environment for DoD and other USG program offices to effectively plan for and budget their programs, taking full advantage of the Iridium capability.” Scheimreif continued, “The program has been a great example of partnership and innovation between industry and the DoD as Iridium continuously explores ways to meet their emerging requirements. When you combine this level of network transparency, collaboration and the ease of acquisition, it results in a significant win for the DoD and their users.”

In support of the EMSS program over the past 20 years, Iridium and the DoD have jointly developed an operational environment that provides the critical network transparency and collaboration to enable successful execution of the warfighter’s mission. In fact, Iridium was one of the initial six industry participants in the Commercial Integration Cell (CIC) to engage with the U.S. Air Force’s (USAF) Combined Space Operations Center (CSpOC) in an effort to improve information sharing and network situational awareness as the DoD continues its use of commercial satellite networks. This now includes the ongoing transition of EMSS, along with all commercial SATCOM services, from the Defense Information Systems Agency to the USAF.

“Iridium’s relationship with the U.S. government has been the model of what a public-private partnership should look like in the satellite industry,” said Iridium CEO Matt Desch. “The U.S. government has made significant investment in Iridium over the years, and likewise, we have invested billions of dollars to ensure our network remains the premier reliable, mobile satellite service with a proven ability to be deployed anywhere in the world.” Desch added, “While this new contract will see continued adoption of Iridium, it will also drive ongoing innovation through collaboration between the U.S. government, Iridium, industry partners and user communities.”

For more information about Iridium, visit: www.iridium.com

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has recently completed its next-generation satellite network and launched its new specialty broadband service, Iridium Certus®. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company has based these statements on its current expectations and the information currently available to us. Forward-looking statements in this press release include statements regarding the value, term, services and benefits of the Company’s new DoD contract. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the development and functionality of Iridium services, and the company’s ability to maintain the health, capacity and content of its satellite constellation, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2019, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.